Exhibit 5.1

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, Maryland 21209-3600

T 410.580.3000

F 410.580.3001

W www.dlapiper.com

November 29, 2012

EQUITY RESIDENTIAL

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Re:	Legality of Common Shares Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special Maryland counsel to Equity Residential, a Maryland real estate investment trust (the “Company”), in connection with the offering (the “Offering”) of (a) 19,000,000 common shares (the “Offered Shares”) of beneficial interest, $.01 par value per share, of the Company (“Common Shares”) and (b) up to an additional 2,850,000 Common Shares that may be issued and sold upon exercise by the Underwriters (as herein defined) of their over-allotment option pursuant to the terms of the Terms Agreement (as herein defined), pursuant to the prospectus supplement dated November 28, 2012 (the “Prospectus Supplement”), supplementing the prospectus dated October 15, 2010 (the “Base Prospectus”) that forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-169956) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Offered Shares are to be sold pursuant to the Terms Agreement, dated November 28, 2012 (the “Terms Agreement”), by and among each of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), the Company and ERP Operating Limited Partnership, an Illinois limited partnership. This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K by the Company with the Commission on the date hereof (the “Form 8-K”) and supplements our opinion, dated October 15, 2010, previously filed as Exhibit 5.1 to the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

Equity Residential

November 29, 2012

1. The Terms Agreement, certified as of the date hereof by the Secretary of the Company;

2. The Registration Statement, in the form in which it was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act;

3. The Base Prospectus, in the form in which it was filed with the Commission under the Securities Act;

4. The Prospectus Supplement, in the form in which it was filed with the Commission under the Securities Act;

5. The Articles of Restatement of the Company, as amended, supplemented and restated (the “Declaration”), certified as of the date hereof by the Secretary of the Company;

6. The Seventh Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

7. Resolutions of the Board of Trustees of the Company (the “Board”), adopted on December 12, 2000, as last amended and/or restated on September 20, 2010 and November 23, 2012, and the approval of the Pricing Committee of the Board dated November 28, 2012, relating to the Offering, certified as of the date hereof by the Secretary of the Company;

8. A certificate of the State Department of Assessments and Taxation of Maryland (the “SDAT”) as to the good standing of the Company, dated as of a recent date;

9. A certificate executed by Bruce Strohm, Executive Vice President, General Counsel and Corporate Secretary of the Company, dated as of the date hereof (the “Officer’s Certificate”); and

10. Such other documents as we have considered necessary to the rendering of the opinion expressed below.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

Equity Residential

November 29, 2012

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed by us are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Offered Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Shares (as defined in the Declaration) contained in the Declaration.

6. As to all factual matters relevant to the opinion set forth below, we have relied upon the representations and warranties made in the Officer’s Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Offered Shares have been duly authorized and when the Offered Shares have been issued and delivered by the Company against payment of the purchase price in accordance with the Terms Agreement, after deduction from such purchase price of the Underwriters’ commission and such other amounts, if any, as may be deducted therefrom in accordance with the Terms Agreement and resolutions duly adopted by the Board or a duly authorized committee thereof, the Offered Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

Equity Residential

November 29, 2012

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the use of the name of our firm under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)